Exhibit 99.2

SIX FLAGS INITIATES QUARTERLY CASH DIVIDEND

Dallas, TX — December 6, 2010 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that the company’s board of directors has declared its first quarterly cash dividend. Shareholders of record as of December 20, 2010 will receive six cents per share of common stock, payable on December 30, 2010.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is a leading operator of regional theme parks with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, was founded in 1961 and will mark its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@stp.com